Exhibit 99.1

Blue Apron Holdings, Inc. Reports Fourth Quarter and Full Year 2019 Results and Provides Corporate Update

Key Highlights:

•

Delivered net loss and adjusted EBITDA for the fourth quarter of 2019 in line with previously provided guidance range. Net loss for the fourth quarter of 2019 improved by $1.8 million, or 8%, year-over-year; adjusted EBITDA decreased by $0.5 million, or 7%, year-over-year.

•

Improved certain key customer metrics including average revenue per customer and orders per customer, with year-over-year increases of 6% and 7% respectively, representing the fourth consecutive quarter of year-over-year improvements.

•

Announces the planned closure of its Arlington, Texas facility and consolidation of volume into its New Jersey and California facilities in order to more efficiently continue to service its national footprint. This continued optimization enables the company to redirect financial resources into other parts of the business, including growth initiatives.

•

Also announces that its Board of Directors, supported by its management team, is evaluating a range of strategic alternatives to maximize shareholder value, including to support the execution of its growth strategy.

New York, NY – February 18, 2020 – Blue Apron Holdings, Inc. (NYSE: APRN) announced today financial results for the quarter and full year ended December 31, 2019. The company also announced new initiatives it is undertaking to maximize value for its shareholders. Blue Apron will hold its scheduled earnings call tomorrow, February 19, at 8:30 a.m. Eastern Time to discuss these initiatives in addition to its fourth quarter and full year 2019 results and business outlook.

“In the fourth quarter our teams remained focused on pursuing our previously announced three-pronged strategy in order to drive revenue and customer growth by engaging more consumers that have our best customer characteristics; offering greater menu choices and flexibility in our products and services; and scaling our marketing efficiently,” said Linda Findley Kozlowski, Blue Apron Chief Executive Officer. “We are proud of the actions we’ve taken in recent months to evolve our product and service to position Blue Apron as the trusted solution for home cooks seeking quality, discovery and variety in their culinary experiences.”

Continuing Optimization of Operations

Following a review of its fulfillment center network structure and improvements in sourcing, production and logistics, Blue Apron announced the planned closure of its Arlington, Texas facility and consolidation of production volume into its New Jersey and California facilities. Through this action, the company believes it can more efficiently continue to service its national footprint while also enabling it to redirect financial resources into other parts of the business, including growth initiatives. Blue Apron will continue to operate in Texas with members of its customer experience, engineering, operations, finance and product teams remaining based there. As a result of this planned closure, Blue Apron expects to incur approximately $1.5 million in cash restructuring charges, including approximately $0.8 million of employee-related costs and approximately $0.7 million of other exit costs. In addition, the Company expects to incur non-cash asset-related charges in the range of $5.0 million to $8.0 million. The majority of the charges will be incurred in the first half of 2020. Blue Apron expects this action to generate annual savings in fixed costs of approximately  $8.0 million beginning in the second quarter of 2020. Additional information on the Arlington facility closure is available in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.

“We've always said that continuing to optimize our operations and maintain fiscal discipline are ongoing priorities as we pursue our growth strategy. As a result, we made the decision to close our fulfillment center in Arlington and consolidate the volume to our two larger fulfillment centers,” said Kozlowski. “We are grateful to our Arlington associates for their hard work and contributions to the company.”

Evaluating a Range of Strategic Alternatives

Blue Apron also announced that its Board of Directors, supported by its management team, is evaluating a broad range of strategic alternatives to maximize shareholder value, including to support the execution of its growth strategy. These alternatives could include, among other things, a strategic business combination, a capital raise through the public or private markets, a transaction that results in private ownership or sale of the company or its assets, or some combination of these.

“We continue to believe that we have the right strategy to drive our resumption of growth as we work to launch additional new capabilities and test new product offerings,” said Kozlowski. “Our strategic alternatives process, together with our cost optimization initiatives, is intended to best position the company for the future, including to support our growth strategy. These efforts reflect the commitment of the Board, management and myself to doing what’s in the best interest of the business, Blue Apron’s shareholders and other stakeholders.”

There can be no assurance that the review of strategic alternatives will result in a transaction on a timely basis, or at all, or that any transaction will produce the intended benefits for Blue Apron stakeholders. Blue Apron does not intend to comment further on this unless and until its Board of Directors determines that further disclosure is appropriate.

Fourth Quarter 2019 Financial Results

•

Net revenue decreased 33% year-over-year to $94.3 million in the fourth quarter of 2019, compared to the fourth quarter of 2018, reflecting the company’s deliberate reduction in marketing spend while focusing on marketing efficiency and targeting high affinity consumers. Sequentially, net revenue decreased 5% quarter-over-quarter largely reflecting seasonal trends in the business.

•

Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue increased 20 basis points year-over-year from 60.8% to 61.0% primarily driven by increases in shipping, fulfillment packaging, and labor costs, partially offset by a decrease in food costs. COGS decreased by 670 basis points as a percentage of net revenue quarter-over-quarter largely due to decreases across all categories reflecting the expected seasonal trends in the business.

•

Marketing expense was $12.1 million, or 12.8% as a percentage of net revenue, in the fourth quarter of 2019, compared to $20.3 million, or 14.4% as a percentage of net revenue, in the fourth quarter of 2018 consistent with the company’s strategy to focus on marketing efficiency and targeting high affinity consumers within its direct-to-consumer platform.

•

Product, technology, general, and administrative (PTG&A) costs decreased 22% year-over-year from $45.4 million in the fourth quarter of 2018 to $35.3 million in the fourth quarter of 2019, reflecting in part the workforce reduction implemented in November 2018 as well as the company’s continued focus on expense management and optimization of its cost structure.

•

Other operating expense was $2.1 million in the fourth quarter of 2019, representing an estimated charge for a non-recurring legal settlement. Other operating expense for the fourth quarter of 2018 was $2.2 million, representing restructuring costs, including primarily employee-related expenses and other costs associated with the reduction in personnel in November 2018.
•

Net loss was $21.9 million, and diluted loss per share was $1.66, in the fourth quarter of 2019 based on 13.2 million weighted average common shares outstanding, compared to a net loss of $23.7 million, and diluted loss per share of $1.83, in the fourth quarter of 2018 based on 12.9 million weighted average common shares outstanding. Sequentially, net loss decreased $4.3 million quarter-over-quarter from a net loss of $26.2 million in the third quarter of 2019. All periods presented have been adjusted to reflect the company’s one-for-fifteen reverse stock split that became effective on June 14, 2019.

•

Adjusted EBITDA decreased 7% year-over-year to a loss of $8.3 million in the fourth quarter of 2019, compared to a loss of $7.8 million in the fourth quarter of 2018. Sequentially, adjusted EBITDA loss improved by $4.9 million quarter-over-quarter from a loss of $13.2 million in the third quarter of 2019.

Full Year 2019 Financial Results

•

Net revenue for full year 2019 decreased 32% to $454.9 million from $667.6 million for full year 2018, driven primarily by a decrease in Customers as the company remained focused on efficient marketing channels and consumers with high affinity and retention within its direct-to-consumer platform.

•

Net loss for full year 2019 was $61.1 million, and diluted loss per share was $4.67, based on 13.1 million weighted average common shares outstanding, compared to net loss of $122.1 million, and diluted loss per share of $9.51, based on 12.8 million weighted average shares outstanding for full year 2018. All periods presented have been adjusted to reflect the company’s one-for-fifteen reverse stock split that became effective on June 14, 2019.

•	Adjusted EBITDA for full year 2019 was a loss of $8.4 million, compared to a loss of $61.4 million for full year 2018, reflecting improved expense management and operational efficiencies.

Key Customer Metrics

•	Key customer metrics included in the chart below reflect the company’s deliberate marketing investments while executing on strategic priorities, as well as trends of the business and seasonality.

	Three Months Ended,
	December 31,	September 30,	December 31,
	2019	2019	2018
Orders (in thousands)	1,622	1,726	2,418
Customers (in thousands)	351	386	557
Average Order Value	$58.14	$57.60	$58.12
Orders per Customer	4.6	4.5	4.3
Average Revenue per Customer	$269	$258	$252

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Liquidity and Capital Resources

•	Cash and cash equivalents was $43.5 million as of December 31, 2019.
•

Cash used in operating activities totaled $10.9 million for the fourth quarter of 2019 compared to cash used of $22.9 million in the fourth quarter of the prior year. The improvement in operating cash flow was driven by expense management, operational efficiencies and working capital management. Cash used in operating activities totaled $16.5 million for the full year of 2019, representing an improvement of $60.4 million from the prior year.
•

Capital expenditures totaled $1.3 million for the fourth quarter of 2019. This represents a reduction of $0.8 million in capital expenditures from the fourth quarter of 2018. Full year 2019 capital expenditures totaled $5.2 million, representing a reduction of $9.8 million from the prior year.

•

Free cash flow totaled cash used of $12.2 million for the fourth quarter of 2019 compared to cash used of $25.0 million in the fourth quarter of the prior year driven by improved operating cash flow and reduced capital expenditures. Full year 2019 free cash flow totaled cash used of $21.7 million, representing an improvement of $70.2 million from the prior year.

•

In the fourth quarter of 2019, the company amended and refinanced its existing revolving credit facility to, among other things, extend the final maturity date of the facility from February 2021 to August 2021, reduce the aggregate lender commitments to $55.0 million, and increase the applicable interest rate spread paid by the company by 25 basis points. In connection with the refinancing, the company repaid $28.9 million of indebtedness.

•

As noted above, Blue Apron is evaluating a range of strategic alternatives to maximize shareholder value, which together with initiatives to effectively manage expenses and cash flows, is being undertaken to provide additional liquidity to support the execution of the company’s growth strategy and continued investments in the business.

Conference Call and Webcast

Blue Apron will hold a conference call and webcast tomorrow at 8:30 a.m., Eastern Time to discuss its fourth quarter and full year 2019 results and business outlook. The conference call can be accessed by dialing (877) 883-0383 or (412) 902-6506, utilizing the conference ID 8691279.  Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will also be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Wednesday, February 26, 2020 by dialing (877) 344-7529 or (412) 317-0088, utilizing the conference ID 10137332.

About Blue Apron

Blue Apron’s mission is to make incredible home cooking accessible to everyone. Launched in 2012, Blue Apron is reimagining the way that food is produced, distributed, and consumed, and as a result, building a better food system that benefits consumers, food producers, and the planet.  Blue Apron has developed an integrated ecosystem that enables the company to work in a direct, coordinated manner with farmers and artisans to deliver high-quality products to customers nationwide at compelling values.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s anticipated growth strategies and their dependence on the company’s ability to obtain additional financing; its ability to sufficiently manage costs, maintain sufficient capital and obtain additional financing to and remain in compliance with the financial covenants under its revolving credit facility; its ability, including the timing and extent, to obtain additional financing and sufficiently manage costs to fund investments in its operations in amounts necessary to support the execution of its strategic growth plan; the company’s ability to identify, consummate and achieve the anticipated benefits of strategic alternatives, and the structure, terms and specific risks and uncertainties associated with any such potential strategic alternatives; its ability to achieve the anticipated benefits associated with the company’s workforce reductions and the planned closure of the company’s Arlington fulfillment center and related consolidation of production volume to its Linden, NJ and Richmond, CA fulfillment centers; risks resulting from the planned fulfillment center closure and workforce reductions, including, but not limited to, further employee attrition and adverse effects on the company’s operations, such as interruptions in production; its expectations regarding competition and its ability to effectively compete; its ability to expand or innovate on its direct-to-consumer product offerings and strategic partnerships; its ability to cost-effectively attract new customers, retain existing customers and increase the number of customers it serves; its amount of indebtedness and ability to fulfill its debt-related obligations; seasonal trends in customer behavior; its expectations regarding, and the stability of, its supply chain; the size and growth of the markets for its product offerings and its ability to serve those markets; federal and state legal and regulatory developments; other anticipated trends and challenges in its business; and other risks more fully described in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the Securities and Exchange Commission (“SEC”) on October 31, 2019,  the company’s Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the SEC on February 18, 2020, and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, other income (expense), net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business.  Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;

•	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
•	adjusted EBITDA excludes other operating expense, as other operating expense represents a charge for an estimated legal settlement, impairment losses and restructuring costs;
•	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
•	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
•	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent.  Some of these limitations are:

•

free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and

•	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures”.

In addition, the company will be presenting certain guidance regarding future operating results, including forward-looking non-GAAP measures, on today’s call and webcast. Reconciliations of these forward-looking non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, to the extent available without unreasonable efforts, will be posted on the company’s investor relations section of its website, located at investors.blueapron.com under “Events and Presentations”.

Use of Key Customer Metrics

This press release includes various key customer metrics that we use to evaluate our business and operations, measure our performance, identify trends affecting our business, project our future performance, and make strategic decisions. You should read these metrics in conjunction with our financial statements. We define and determine our key customer metrics as follows:

Orders

We define Orders as the number of paid orders by our Customers across our meal, wine and market products sold on our e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

We determine our number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across our meal, wine or market products sold on our e-commerce platforms in a given reporting period.

Average Order Value

We define Average Order Value as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

We define Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

We define Average Revenue per Customer as our net revenue from our meal, wine and market products sold on our e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Nisha Devarajan

nisha.devarajan@blueapron.com

Investor Contact

investor.relations@blueapron.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,531	$95,615
Accounts receivable, net	248	494
Inventories, net	25,106	33,634
Prepaid expenses and other current assets	8,864	12,259
Total current assets	77,749	142,002
Restricted cash	2,912	1,692
Property and equipment, net	181,806	209,515
Other noncurrent assets	3,598	1,690
TOTAL ASSETS	$266,065	$354,899
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$23,972	$22,573
Accrued expenses and other current liabilities	30,366	32,594
Deferred revenue	6,120	12,372
Total current liabilities	60,458	67,539
Long-term debt	53,464	82,603
Facility financing obligation	71,689	71,696
Other noncurrent liabilities	12,455	13,759
TOTAL LIABILITIES	198,066	235,597
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	67,999	119,302
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$266,065	$354,899

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net revenue	$94,322	$140,733	$454,868	$667,600
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	57,565	85,602	279,135	433,496
Marketing	12,059	20,294	48,133	117,455
Product, technology, general, and administrative	35,326	45,407	144,925	194,340
Depreciation and amortization	6,921	8,829	31,200	34,517
Other operating expense	2,080	2,170	3,571	2,170
Total operating expenses	113,951	162,302	506,964	781,978
Income (loss) from operations	(19,629)	(21,569)	(52,096)	(114,378)
Interest income (expense), net	(2,225)	(2,115)	(8,943)	(7,683)
Income (loss) before income taxes	(21,854)	(23,684)	(61,039)	(122,061)
Benefit (provision) for income taxes	(8)	(22)	(42)	(88)
Net income (loss)	$(21,862)	$(23,706)	$(61,081)	$(122,149)

Net income (loss) per share – basic*	$(1.66)	$(1.83)	$(4.67)	$(9.51)
Net income (loss) per share – diluted*	$(1.66)	$(1.83)	$(4.67)	$(9.51)
Weighted average shares outstanding – basic*	13,208,773	12,930,358	13,089,908	12,845,261
Weighted average shares outstanding – diluted*	13,208,773	12,930,358	13,089,908	12,845,261

*Reflects the 1-for-15 reverse stock split that became effective on June 14, 2019.

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(61,081)	$(122,149)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	31,200	34,517
Loss (gain) on disposal of property and equipment	273	1,624
Loss on impairment	1,261	—
Changes in reserves and allowances	(140)	(1,247)
Share-based compensation	8,970	16,320
Non-cash interest expense	601	1,595
Changes in operating assets and liabilities	2,450	(7,560)
Net cash from (used in) operating activities	(16,466)	(76,900)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition	—	(250)
Purchases of property and equipment	(5,220)	(15,022)
Proceeds from sale of property and equipment	739	983
Net cash from (used in) investing activities	(4,481)	(14,289)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(28,900)	(41,422)
Payments of debt issuance costs	(812)	(908)
Proceeds from exercise of stock options	51	215
Principal payments on capital lease obligations	(256)	(274)
Net cash from (used in) financing activities	(29,917)	(42,389)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(50,864)	(133,578)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	97,307	230,885
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$46,443	$97,307

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(21,862)	$(26,196)	$(23,706)	$(61,081)	$(122,149)
Share-based compensation	2,301	2,212	2,765	8,970	16,320
Depreciation and amortization	6,921	7,303	8,829	31,200	34,517
Other operating expense	2,080	1,261	2,170	3,571	2,170
Interest (income) expense, net	2,225	2,260	2,115	8,943	7,683
Provision (benefit) for income taxes	8	9	22	42	88
Adjusted EBITDA	$(8,327)	$(13,151)	$(7,805)	$(8,355)	$(61,371)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(10,893)	$(22,900)	$(16,466)	$(76,900)
Purchases of property and equipment	(1,320)	(2,119)	(5,220)	(15,022)
Free cash flow	$(12,213)	$(25,019)	$(21,686)	$(91,922)